Exhibit 99.2

VSee Health Co-CEO Among Keynote Speakers at iA-MED 2024: Future of Artificial Intelligence

Symposium for healthcare professionals assembles international experts to discuss digital health and AI applications to transform the practice of healthcare

BOCA RATON, Fla., October 09, 2024 -- VSee Health, Inc. (Nasdaq: VSEE), a provider of comprehensive telehealth services that customize workflow streams and enhance patient care, announced today that co-CEO Milton Chen, PhD, will be a keynote speaker at iA-Med 2024, a groundbreaking symposium dedicated to exploring the latest advancements in artificial intelligence (AI) for healthcare professionals

Presented by ProntoMedic, an early-stage incubator, the event will take place at Auditorio FEPADE in San Salvador on October 16, 2024. Attendees include a diverse audience of physicians, nurses, administrative health professionals, students and representatives from hospitals, pharmaceutical companies and laboratories.

iA-MED 2024 is sponsored by Banco Agrícola, Applaudo Studios and VSee Health, and aims to promote innovation, collaboration and decision-making by healthcare professionals in the age of AI. Held under the theme of integrating AI into modern healthcare, the symposium will address key topics including predictive diagnostics, personalized treatments and the future of AI-driven healthcare solutions.

Event Highlights:

Keynote Speakers

•	Milton Chen, PhD, founder of VSee Health. Dr. Chen is a leading voice in telemedicine technology, impacting underserved communities globally through humanitarian efforts and high-profile collaborations with organizations including NASA and McKesson.

•	Jesús Seáñez, PhD, co-founder of Hera Diagnostics, a pioneer in using optoelectronics and AI for early cancer detection. With over a decade of experience, Dr. Seáñez’s innovative devices, such as InstaPAP® and HeraFem®, are revolutionizing cancer diagnostics.

•	Alejandro Castillo, technology business leader and entrepreneur with over 20 years of experience working with Fortune 100 companies and tech startups. Mr. Castillo is MIT-Certified AI for Business and holds a postgraduate degree in AI from the University of Texas, Austin.

Agenda

•	The Present and Future of Healthcare: An introduction to healthcare trends, future predictions and the growing role of AI.

•	Introduction to AI: An overview of machine learning, deep learning and generative AI with a specific focus on healthcare applications.

•	AI in Healthcare: A session on the impact of AI on diagnostics, treatment plans and patient outcomes, covering real-world examples as well as critical issues like data privacy and cybersecurity.

•	Expert Panel Discussion: A lively discussion on the ethical and practical implications of AI in healthcare, followed by an audience Q&A session.

•	Generative AI Applications in Healthcare**: A look at how generative AI is transforming the healthcare discovery process.

Date: October 16, 2024

Time: 3:00 p.m. - 6:00 p.m.

Location: Auditorio FEPADE, San Salvador

For more information and to purchase tickets, please scan the QR code or contact: social.media@prontotecsa.com

About ProntoMedic

ProntoMedic is an early-stage incubator of innovative digital healthcare solutions, strategically positioned at the crossroads of Latin American and global healthcare systems. With operational hubs in Austin, Texas, and San Salvador, El Salvador, we are dedicated to advancing the future of healthcare through generative AI and machine learning technologies. Our mission is to develop cutting-edge, culturally attuned solutions that meet the unique needs of the Latin American population, while bridging the gap between regional healthcare systems and international standards.

About VSee Health

VSee Health is a software-as-a-service (SaaS) platform that enables clinicians and enterprises to create their telehealth workflows without programming. VSee Health’s system allows a telehealth mobile app to be created or a telehealth system to be integrated into existing hospital operations in days.

With a focus on patient disease state telemedicine and turnkey billing services, VSee Health has integrated an intensive care, critical care and neuro solution, powered by iDoc Telehealth Solutions, as its initial module for the VSee Health software platform. This technology encompasses a set of integrated telehealth technologies and a team of neurointensivists, neurologists, and tele-radiologists that treat and coordinate care for acutely ill patients 24/7/365 in the neurointensive care unit (Neuro-ICU), cardiac surgery intensive care unit (CS-ICU) and the intensive care unit (ICU) for stroke, brain trauma and a wide range of neurological conditions. For more information, please visit www.vseehealth.com.

Contacts

Investor Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

Media Contact:

VSee Health

Anne Chang

Media Coordinator

626-513-1824

media@vsee.com